CONTACT: GRAND TOYS INTERNATIONAL, INC.

Tania M. Clarke 1710 Rte. Transcanadienne

Executive Vice President & CFO Dorval, Quebec, Canada H9P 1H7

(514) 685-2180, ext. 233 (Nasdaq: GRIN)

E-mail: tania@grand.com

FOR IMMEDIATE RELEASE

GRAND ANNOUNCES EARNINGS FOR THE SECOND QUARTER

MONTREAL, CANADA -- August 14, 2003 -- Grand Toys International, Inc. (NASDAQ: GRIN) today announced results for its second quarter ended June 30, 2003.

Net sales for the second quarter of 2003 were $2.6 million compared to $3.4 million for the second quarter of 2002, representing a decrease of 23%. Gross profit percentage was 47.24% for the second quarter of 2003 as compared to 37.16% in 2002. EBITDA was $89,320 representing an improvement of 218% over a negative EBITDA of $75,267 for the 2002 second quarter. The Company posted net earnings of $188,491, or $0.07 per basic share, for the second quarter of 2003. This compares to net earnings of $23,738, or $0.02 per basic share, for the second quarter of 2002. The Company recorded a gain on discontinued operations of $129,725 in the quarter ended June 30, 2003. Without this gain, the Company would have net earnings of $58,766 or $0.02 per basic share.

Net sales for the six months ended June 30, 2003 were $5.6 million, compared to $5.7 million for the same period of 2002, a decrease of 1%. Gross profit percentage was 44.87% for the period ended June 30, 2003 as compared to 36.75% in 2002. EBITDA was $461,986 representing an improvement of 181% over a negative EBITDA of $568,747 for the same period of 2002. The Company posted net earnings of $641,572, or $0.23 per basic share, for the six months ended June 30, 2003. This compares to a net loss of $546,726, or $(0.37) per basic share, for the six months ended June 30, 2002. The Company recorded a gain on discontinued operations of $ 232,727 for the period ended June 30, 2003. Without this gain, the Company would have net earnings of $408,845 or $0.15 per basic share.

Net sales decreased in the second quarter of 2003 and remained flat for the period ended June 30, 2003 as a result levelling off the Spider-Man product line in 2003. However, net sales of new product lines such as Art-Xpress, Astro Jax and Hulk offset the decrease in net sales. The Lord of the Rings product line also contributed to offsetting the decrease in net sales of the Spider-Man product line.

Gross profit increased due to the Company focusing on profitable product lines, realizing strong retail sell-through and maintaining tight inventory controls.

Operating expenses decreased in the quarter and the six-month period as a result of the Company's successful implementation of its 2002 restructuring plan. The consolidation of operations, reduction of head count and operating expenses were the result of the plan. For the six month period ended June 30, 2003, operating expenses were reduced by $606,687, or 22%, to $2,050,428 in 2003 from $2,657,115 in 2002.

Elliot Bier, Chairman of Grand Toys, noted, " Grand has been able to deliver positive results for the quarter due to the success of its sales, merchandising and restructuring efforts."

Founded in 1960, Grand Toys International, Inc. is a premier licensee and distributor of a wide variety of toys and ancillary items in Canada and since January 1999, a supplier of proprietary products in the United States.

This news release contains certain forward-looking statements, including estimates for sales, which are within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to risk and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to business conditions and the financial strength of the retail industry, particularly for toy and toy-related products; the level of consumer spending for such products; the effect of currency translations; the ability of the Company to successfully obtain its products from suppliers; and the success of advertising, marketing and promotional campaigns.

Note: Further information on Grand Toys International, Inc. is available through the Company's website on the World Wide Web at http://www.grand.com.

Balance Sheet Data:	June 30, 2003	December 31, 2002
	Unaudited	Audited
Total assets	$ 5,922,966	$ 5,703,571
Working capital	2,573,522	1,577,633
Total stockholders' equity	3,518,793	2,594,689

Financial Tables Follow

CONSOLIDATED STATEMENTS OF OPERATIONS

(in US$)

Three Months Ended June 30, Six Months Ended June 30,

	2003	2002	2003	2002
	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$ 2,647,658	$ 3,419,749	$ 5,598,753	$ 5,682,555
Cost of goods sold	1,396,821	2,148,916	3,086,339	3,594,187
Gross profit	1,250,837	1,270,833	2,512,414	2,088,368
Gross profit %	47.24%	37.16%	44.87%	36.75%

Operating expenses	1,161,517	1,346,100	2,050,428	2,657,115
EBITDA	89,320	(75,267)	461,986	(568,747)
EBITDA %	3.00%	(2.00%)	8.00%	(10.00%)

Interest expense (income), net	13,040	(6,907)	18,883	780
Depreciation and amortization	17,514	22,880	33,933	44,584
Earnings (loss) before taxes	58,766	(91,240)	409,170	(614,111)
Income tax expense (recovery)	-	161	325	(15,664)
Earnings (loss) from continuing operations	58,766	(91,079)	408,845	(629,775)

Discontinued operation, net	129,725	114,817	232,727	83,049

Net earnings (loss)	$ 188,491	$ 23,738	$ 641,572	$ (546,726)

Earnings (loss) per share, basic	$ 0.07	$ 0.02	$ 0.23	$ (0.37)
Earnings (loss) per share, diluted	0.03	0.01	0.11	(0.37)

Weighted average common shares outstanding
Basic	2,752,254	1,547,442	2,752,254	1,461,165
Diluted	5,690,853	2,603,137	5,690,853	1,461,165

Note:
EBITDA is Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization